EXHIBIT 4.15

                            (Translation from Hebrew)

                    PERSONAL AND SPECIAL EMPLOYMENT AGREEMENT

            Made and signed in Herzliya on the ___ day of July, 2004


BETWEEN:          ATTUNITY LTD.
                  Company No. 20038019
                  of Einstein Building
                  Tirat Hacarmel 39101
                  ("the Company")
                                                              OF THE FIRST PART

AND:              MR. YITZHAK RATNER
                  ID No. 054040977
                  of 17 Daniel Street
                  Ramat Gan 52233
                  ("the Manager")
                                                              OF THE OTHER PART


WHEREAS The Company wishes to employ the Manager in the Company as deputy to the CEO, and after termination of the employment of the present CEO, to employ him as CEO; and

WHEREAS The Manager wishes to work in the Company; and

WHEREAS The parties wish to regulate and anchor the terms of the Manager's employment in the Company;

   NOW THEREFORE, THE PARTIES HAVE DECLARED, AGREED AND STIPULATED AS FOLLOWS:


1.   PREAMBLE, HEADINGS AND INTERPRETATION

     1.1 The preamble and the appendices to this Agreement constitute an integral part thereof.

     1.2 The division of the Agreement and its appendices into sections and the headings of the sections are for convenience only, and shall not be used in the interpretation of the Agreement.


2.   UNIQUE AGREEMENT

     2.1 This Agreement is personal, and the terms of employment of the Manager shall be as set forth in this Agreement only.

     2.2 Beyond that stated in this Agreement, no provisions of a collective agreement, collective arrangement or custom of any kind whatsoever shall apply to the relationship between the parties.

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     2.3  The Manager shall not be entitled to any payment, right and/or benefit that is not specifically mentioned in this Agreement, including - without derogating from the generality of the aforesaid - payments, rights, terms of retirement and/or benefits of any kind to which Company employees are and/or will be entitled and which are not mentioned in this Agreement.

     2.4 This Agreement reflects and exhausts all the understandings between the Manager and the Company and all the arrangements, representations, letters or understandings which existed during the negotiations for the Manager to join the Company. If not referred to specifically in this Agreement, they are voided and shall have no effect.

          This Agreement supersedes all the earlier agreements, written or oral, between the Company and the Manager, insofar as there were such agreements.


3.   NO RESTRICTION ON THE MANAGER'S WORK

     3.1 The Manager declares, confirms and undertakes that he is entitled to enter into this Agreement and to take upon himself all the commitments therein, that there is no impediment, under an agreement or in any other way, to his entering into this Agreement and to his employment in the Company, and that in entering into this Agreement he is not in breach of any other agreement or undertaking to which he is a party or to which he was a party.

     3.2 The Manager hereby declares that he has no medical or other problems which, to the best of his knowledge and based on past experience, are liable to prevent him from fulfilling his undertakings to work in the Company. The Manager will notify the Company of any change that occurs in the condition of his health and which is relevant to the performance of his function.


4.   THE JOB AND DUTIES OF THE MANAGER

     4.1 The Manager will be employed in the Company as deputy to the CEO, and after the end of the employment of the present CEO - as CEO of the Company.

     4.2 Throughout the period of his employment in the Company, the Manager will conduct himself with integrity, dedication, skill and fidelity towards the Company. The Manager undertakes to devote his time, energy and work capacity, his best qualifications and skills, to promoting the business and affairs of the Company, to loyally and completely implement the decisions of the Board of Directors of the Company and to act always with fidelity towards it.

     4.3 The Manager will conduct himself at all times in a manner appropriate to his position and status in the Company.

     4.4 During the period of his employment in the Company, the Manager will not engage in any other work, whether with another employer or independently, whether for pay or not for pay, whether as a self-employed person or a wage-earner or as a consultant, and will not take upon himself any function in any other entity, including a public body, unless the Company has given its prior written consent. For the removal of doubt, it is clarified that the Manager may continue to serve on the Boards of Directors of the following entities: Shunra Co. and the Kassnia Fund, as long as this does not interfere with the fulfillment of his undertakings under this Agreement. The Manager may serve on other boards of directors, subject to the prior approval of the Board of Directors of the Company, as long as this does not interfere with the fulfillment of his undertakings under this Agreement.


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     4.5  The Manager undertakes to notify the Company, immediately and without delay, of any matter or issue in which he has a personal interest and/or which is liable to create a conflict of interests with his role in the Company.

     4.6 The Manager undertakes to assist the Company and any affiliated or related corporation, and to be reasonably available, even after the end of the employment relationship with the Company for any reason, including for conveying any information relating to the work or actions he carried out, and including in the management of disputes, including legal or quasi-legal proceedings. Should the Company be in need of the services of the Manager after the end of the employment relationship with him for any reason, the Manager's expenses in respect of fulfillment of the provisions of this section will be reimbursed.


5.   THE PERIOD OF EMPLOYMENT AND ITS TERMINATION

     5.1 The Manager will commence his employment in the Company on 27 July, 2004.

     5.2 This Agreement is not an agreement for a defined period, and the parties may end the relationship between them as follows: the Manager
          - by giving three months' written notice; the Company - by giving one month's written notice.

          During the notice period, the Manager is required to work. However, the Company reserves the right not to utilize the entire notice period or part of it, and to terminate the work relationship between the parties prior to the end of the notice period, provided that it makes payment the Manager in lieu of notice, which will include his salary and all the other incidental conditions (including a company car [which will remain at the disposal of the Manager until the end of the notice period], social benefit contributions, vacation, etc.) which he would have received had he worked until the end of the notice period. It is agreed that if the Manager is entitled to an adjustment period as set forth in section 15.3 below, and the Company has not utilized all or part of the notice period, the payment in lieu of notice will include payment for the adjustment period.

          Notwithstanding the aforesaid, the Company may fire the Manager immediately, without notice or any other compensation, in any case where the Manager's right to severance pay is denied under Israeli law.

     5.3 The Manager undertakes that immediately upon termination of his employment in the Company (i.e. at the end of the notice period and the adjustment period as defined below), for any reason, he will act as follows:

          5.3.1 He will convey and/or return to the Company all the documents, diskettes or any other media, the correspondence, records, reports and all other documents in his possession and connected with his work in the Company, as well as any equipment and/or other property of the Company that was put at his disposal, including a company car, telephone, employee tag or any other equipment. Notwithstanding the aforesaid, the Manager will deliver and/or return to the Company, at its request, all the documents, diskettes or any other media, correspondence, records, reports and all other documents in his possession and related to his work in the Company, after the end of his actual work in the Company, even if that date is before the end of the notice period and the adjustment period.


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          5.3.2 He will delete all information relating to the Company or its business from his personal computer, if such information exists.

          5.3.3 He will coordinate his departure with his superiors, including the orderly transfer of his job, in a timetable to be determined by his superiors, and will make orderly transfer of his job, the documents and all the matters to which he attended, in accordance with Company procedures.


6.   HOURS OF WORK

     6.1 The Manager's hours of work will be as is customary in the Company for his job and status, and not less than 5 working days per week, 9 hours per day. The day of rest of the Manager will be Saturday. It is clarified that the Manager will have to be available for work also during overtime and/or non-routine days of work, in accordance with the requirements of the job and for work purposes. In addition, it is clarified that the Manager's position will require him to travel abroad for work purposes from time to time.

     6.2 Taking into consideration the status and position of the Manager, the Hours of Work and Rest Law, 5711-1951 will not apply to the Manager, and the Manager will not be entitled to any additional compensation in respect of his work, other than as specifically detailed in this Agreement.


7.   SALARY

     For his work, the Company will pay the Manager a salary as follows:

     7.1 Commencing with the start of his employment, the Manager will be entitled to a monthly salary of a sum in shekels equal to $20,833 (at the representative exchange rate on the date of calculation of the salary) ("the Salary").

     7.2 This Salary includes the latest cost-of-living increment which was paid a short time prior to his execution of this Agreement, and taking note of the fact that the Salary is linked to the dollar, the Manager will not be entitled to any additional cost-of-living increments.

     7.3 For the removal of doubt, it is hereby clarified that the aforesaid Salary constitutes the total consideration for the Manager's work, and in view of his position and status, he will not be entitled to any additional compensation, of any kind whatsoever, for his overtime work or work on non-routine work-days.


8.   COMPANY CAR

     8.1 The Manager will be entitled to a Company car from Group 5. In accordance with Company procedures, the Company will bear all the expenses involved in the use and maintenance of the car, except for the tax which is imposed on the Manager in respect of putting the car at his disposal and except for payment of fines and./or parking tickets. The Company may deduct the payment of parking tickets and fines from the Manager's Salary.


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     8.2  Upon termination of the Manager's employment in the Company (i.e. at the end of the notice period and the adjustment period), the Manager will return the car. For the avoidance of doubt, it is hereby clarified that in no case will the car serve as a pledge.


9.   SENIOR EMPLOYEES INSURANCE AND SEVERANCE PAY

     The Manager will be entitled to contributions to the senior employees insurance policy ("the Policy") owned by the Company and which will be managed in his name in accordance with the following:

     9.1 The Company will contribute to the Policy 13.3% of the Manager's Salary (8.33% for severance and 5% for compensation), and will make payments to insure loss of earning capacity as required in the Policy. In addition, the Company will deduct 5% from the Manager's Salary and transfer it to the Policy.

     9.2 The Company's contributions to the Policy in respect of the compensation (8.33%) will be on account of severance pay.

     9.3 Upon termination of the Manager's employment in the Company for any reason, except in the circumstances referred to in section 9.4 below, the Company will transfer the Policy to his ownership.

     9.4 If termination of the Manager's employment in the Company is in circumstances in which severance pay can be denied to an employee according to Israeli law, the Company will not release to the Manager's credit the compensation part in the Policy and the yields accrued thereon.


10.  STUDY FUND

     10.1 The Manager will be entitled to deposits in a study fund ("the Fund") as follows: Every month, the Company will deposit in the Fund, to the Manager's credit, a sum in shekels equal to 7.5% of his Salary, up to the ceiling defined in section 10.2 below. Concurrently, the Company will deduct from the Manager's account in the Fund, 2.5% of his Salary up to the same ceiling, and transfer that amount to the Fund.

     10.2 If the Manager's Salary exceeds the maximum tax-exempt ceiling as laid down in the Income Tax Ordinance ("the Ceiling"), the Company's contributions in respect of the Salary above the Ceiling will be paid to the Manager each month as an increment in respect of contributions to the study Fund ("Study Increment").

     10.3 It is agreed and clarified that the Study Increment will not constitute part of the Manager's Salary in any respect, including for any social benefits and/or incidental conditions and/or severance pay.


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11.  VACATION

     The Manager will be entitled to an annual vacation of 22 working days per year. Vacation days will be accumulated and redeemed in accordance with accepted custom in the Company for employees of his status.


12.  SUPPLEMENTARY SICK LEAVE

     The Manager will be entitled to payment of 10 supplementary sick leave days per year, at the tariff customary in the Company for employees of his status.


13.  SICK LEAVE

     The Manager will be entitled to payment for sick leave as defined in law.


14.  MILITARY RESERVE DUTY

     The Company will pay the Manager his full salary for dates on which he is called up for military reserve duty, provided he submits the official confirmation for receipt of the amounts payable to him by the National Insurance Institute.


15.  ADDITIONAL BENEFITS

     15.1 OPTIONS

          15.1.1 The Company will allot options to the Manager ("the Options") for purchase of 750,000 ordinary shares of a par value of NIS 0.1 each of the Company ("the Shares").

          15.1.2 The Options will be allotted in the "capital gains track" according to Section 102 of the Income Tax Ordinance [New Version], 5721-1961 ("the Ordinance"). The terms of the Options which are not set out in this Agreement will be in accordance with the terms of the Company's option plan - Israeli Stock Option Plan 2003 ("the Plan").

          15.1.3 The exercise price of each Option will be equal to the closing price of the Company's shares on Nasdaq on the last day of trading before the date of the resolution of the General Meeting of the Company approving the allotment of the Options to the Manager.

          15.1.4 The vesting dates commencing on which the Manager may exercise the options will be as follows:

               15.1.4.1 The Options will be exercisable in three equal parts
                    (250,000 Options each time), at the end of each of the three years after the date of the start of his employment (total - three years).

          15.1.5 For the removal of doubt, it is clarified that on each date, Options can be exercised only to a whole number of shares.

          15.1.6 The Manager may exercise the Options he holds that have vested on the date of the end of the notice period up to the end of the adjustment period as defined below. If the Manager is not entitled to an adjustment period - he may exercise the Options as set out in the Plan.


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          15.1.7 For the removal of doubt, it is clarified and agreed that during the adjustment period, the Options will not continue to vest.

          15.1.8 Notwithstanding the aforesaid, the Manager will be entitled to accelerate the vesting of the Options in the event of closing a merger of the Company with another company or purchase of all or most of the shares or assets of the Company by a third party (which is not a controlling interest on the date of execution of this Agreement) ("Change of Control"), so that on the date of completion of the Change of Control in the Company all the Options will be fully vested.

     15.2 ANNUAL BONUS

          15.2.1 The Manager will be entitled to an annual bonus which will not exceed $100,000 gross. The bonus will be paid once a quarter (in amounts not exceeding $25,000 per quarter), and all in accordance with achieving targets agreed upon between the Manager and the Board of Directors of the Company.

          15.2.2 It is clarified and agreed that the bonus, if and to the extent paid, does not constitute part of the Manager's Salary in any respect, including with regard to the matter of social benefit contributions and/or severance pay.

     15.3 ADJUSTMENT PERIOD

          15.3.1 Upon termination of the Manager's employment in the Company for any reason (except termination of his employment in the circumstances of section 9.4 above or resignation of the Manager without giving notice or notice of resignation given by the Manager for any reason before the elapse of 36 months from the date of the start of his employment in the Company), the Manager will be entitled to a 12-month period of adjustment which will commence at the end of the notice period pursuant to this Agreement (or from the end of the period of the Manager's actual work if the Company waived his work during the notice period as provided in section 5.2 above). During the adjustment period the Manager will be entitled to all the benefits pursuant to this Agreement, including payment of his Salary, social benefit contributions and a car at his disposal. It is clarified that the employee-employer relationship will end only at the end of the adjustment period,

          15.3.2 For the removal of doubt, it is clarified and agreed that during the adjustment period, the options held by the Manager will not continue to vest, but will be exercisable throughout that period.


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     15.4 MISCELLANEOUS

          15.4.1 The Manager will be entitled to reimbursement of expenses which he incurs for performance of his function, in accordance with the Company's policy and as is customary for an employee of his rank and status.


16. CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION, AND INTELLECTUAL PROPERTY

     16.1 COMMERCIAL SECRETS

          16.1.1 The Manager undertakes to keep the Company's secrets, including of subsidiaries and related companies (for the purposes of sections 16.1 and 16.2 below, these together are referred to as "the Company"), commencing on the date of his entering into this Agreement with the Company and after the end of the commitment with it for any reason whatsoever.

               Without derogating from the generality of the aforesaid, the Manager undertakes to keep absolutely confidential and not to disclose and not to convey to any person and/or entity and not to make use of, for his own purposes and/or the purposes of others, any information connected with the Company and its business which is not public domain, including commercial, scientific, technological or industrial information or information relating to the business, activities or affairs of the Company, including any information, whether written or verbal, related to the Company, its plans, its business and commercial secrets, management methods, terms of employment, commitments with suppliers, employees, consultants and other entities, the Company's policy, information connected with suppliers and customers, sales and marketing methods and any other information which reaches him in connection with the Company and which is not public domain, or any other information, the disclosure of which is liable to harm the Company or to benefit competitors, which comes or will come to his knowledge, whether directly or indirectly, whether in or outside Israel ("the Classified Information").

               The Classified Information which is or will be in the Manager's possession or known to him, is the exclusive property of the Company, and the Manager does not and will not have any right to make any use thereof except in the framework of the commitment with the Company and for the promotion of the affairs of the Company alone.

               Without derogating from the generality of the aforesaid, the Manager undertakes not to make any use of "inside information" as defined in the Securities Law, 5728-1968, i.e. information about the development of the Company, about a change in its condition, about an expected development or change or any other information which is not known to the public, Furthermore, the Manager undertakes not to exploit and not to permit members of his family to exploit such information in anything relating to transactions in securities of the Company or of another entity.

               The Manager undertakes not to convey and/or not to transfer, directly or indirectly, to any person and/or entity, any material and/or raw material and/or product and/or part of a product and/or model and/or document and/or diskette and/or other media for storing information and/or photographed and/or printed and/or duplicated object and the like, which contains all or some of the Classified Information.


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               The Manager undertakes that immediately upon termination of the commitment with the Company for any reason, he will deliver and/or return to the Company any asset belonging to it, including any document which he prepares and/or information he obtains as part of the commitment with the Company. If the Classified Information is stored on magnetic media or on other media which cannot be returned, then all the copies on which the Classified Information is stored will be destroyed.

     16.2 NON-COMPETITION AND NON-SOLICITATION

          16.2.1 The Manager undertakes that during his commitment with the Company and for a period of 12 months after the end of the commitment for any reason ("the Limitation Period"), he will not engage, whether as a salaried employee or as a self-employed person, whether as a consultant or in any other way, and will not participate, directly or indirectly and will not accept a position, invitation or job offer which would constitute competition or cause harm, directly or indirectly, to the Company or in the field in which the Company is engaged ("the Competitive Occupation").

               For the removal of doubt, it is hereby clarified that the Limitation Period will commence at the end of the adjustment period of the Manager, as defined above, insofar as he will be entitled to such a period, If the Manager is not entitled to an adjustment period, the Limitation Period will commence on the date of termination of the employee-employer relations as will be in that case.

          16.2.2 Without derogating from the generality of the aforesaid, the Manager undertakes that during the Limitation Period, he will not approach and/or solicit and/or cause any of the Company's employees and/or agents and/or suppliers and/or customers to end their commitment with the Company.

          16.2.3 The contents of this section derive from the senior status of the Manager and from his exposure to the Classified information, and is intended to protect the legitimate interests of the Company. It is clarified and agreed that the consideration which the Manager will receive pursuant to this Agreement takes into account his undertaking in this section, and constitutes fair compensation for that undertaking.

     16.3 OWNERSHIP OF INTELLECTUAL PROPERTY

          16.3.1 The ownership of all the intellectual property rights of any kind whatsoever, including the Classified Information, any copyright, invention, patent, commercial secret, innovation, idea, etc. ("Intellectual Property Rights") which derive from or are created by the Manager or by his subordinates during or due to the commitment with the Company, are the exclusive property of the Company and/or of those acting in its stead.

          16.3.2 The Manager undertakes to disclose to the Company any right in intellectual property which derives from or is created by him (or by his subordinates) during the period of his commitment with the Company and/or due to his the commitment with the Company, and he hereby assigns any interest he has in that right in intellectual property in favour of the Company, all without any additional compensation.

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17.  GENERAL

     17.1 The Manager will bear all the taxes deriving from the rights and benefits he will receive pursuant to this Agreement. It is hereby clarified that all the amounts stated in this Agreement are gross, and mandatory tax will be deducted from them and from all the rights and benefits the Manager will receive pursuant to this Agreement, and all other mandatory payments, including health insurance payments and national insurance (social security) payments.

     17.2 Any change of any of the provisions of this Agreement will be binding upon the Company only if made in writing and approved as required.

     17.3 Any notice sent by registered mail by one party to the other will be deemed to have been received by the other party after the elapse of three business days from the date of its dispatch, and if delivered by hand or by electronic mail, on the date of delivery.

     17.4 The Manager hereby declares that he has read the provisions of the Agreement carefully, that he understands them and that all the provisions of the Agreement are acceptable to him. The Manager further declares that he signs this Agreement of his own free will.

     17.5 This Agreement is subject to the approvals required by any law.

     17.6 This Agreement also constitutes notice of terms of employment, in accordance with the provisions of the Notice to an Employee Law (Terms of employment), 5762-2002 and its regulations.


          IN WITNESS WHEREOF THE PARTIES HAVE AFFIXED THEIR SIGNATURES:




            Signed: ( - )                             Signed: ( - )
---------------------------------------    -------------------------------------
            Attunity Ltd.                             Yitzhak Ratner



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